As filed with the Securities and Exchange Commission on November 21, 2003

Registration No. 333-__________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under The Securities Act of 1933

E-LOAN, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6162 (Primary Standard Industrial Classification Code No.)	77-0460084 (I.R.S. Employer Identification No.)

6230 Stoneridge Mall Road Pleasanton, California 94588
Telephone: (925) 241-2400
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Matthew Roberts
Chief Financial Officer
E-LOAN, INC.
6230 Stoneridge Mall Road
Pleasanton, California 94588
(925) 241-2400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

A copy of all communications, including communications sent to the agent for service should be sent to:
Roger S. Mertz, Esq.
Allen Matkins Leck Gamble & Mallory LLP
333 Bush Street, 17th Floor
San Francisco, California 94104
(415) 837-1515

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

From time to time after the effective date of this Registration Statement as the selling shareholders shall determine.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.      [    ]

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.      [ X ]

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      [  ]

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      [  ]

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.       [  ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value	378,549	$3.16(2)	$1,196,214.84(2)	$96.77

(1)      Pursuant to Rule 416 of the Securities Act, this registration statement also covers an indeterminate number of additional shares as may be issued as a result of adjustments by reason of any stock split, stock dividend or similar transaction.

(2)      Estimated solely for the purpose of computing the registration fee required by Section 6(b) of the Securities Act of 1933 and computed pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low prices of our Common Stock on November 14, 2003, as reported on the Nasdaq National Market System.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

SUBJECT TO COMPLETION DATED __________, 2003

378,549 SHARES

E-LOAN

COMMON STOCK

_________________

This prospectus relates to 378,549 shares of common stock of E-LOAN, Inc., to be offered by the selling security holders identified on page 8 of this prospectus. The selling security holders may offer for sale or sell the shares in varying amounts, and at prices and on terms to be determined at the time of sale. For general information about the distribution of the shares offered, please see “Plan of Distribution” beginning at page 9 of this prospectus.

The shares of common stock were acquired by to the selling security holders in transactions exempt from registration under the Securities Act. The selling security holders will receive all of the net proceeds from the sale of the shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. E-LOAN will not receive any of the proceeds from the sale of the shares. The selling security holders will bear all expenses related to the registration.

YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 3 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE COMMON STOCK OFFERED HEREBY.

E-LOAN’s common stock is traded on the Nasdaq National Market under the symbol “EELN.” On November 14, 2003, the closing sale price of a share of E-LOAN’s common stock was $3.08. E-LOAN’s principal executive office is at 6230 Stoneridge Mall Road, Pleasanton, California 94588 (telephone: 925-241-2400).

_________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_________________

The date of this prospectus is _____________, 2003

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling security holders are offering to sell, and seeking offers to buy, shares of E-LOAN common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

        In this prospectus, “E-LOAN,” “the Company,” “we,” “us,” and “our” refer to E-LOAN, Inc. and its subsidiaries.

DISCLOSURE REGARDING FORWARD LOOKING INFORMATION

        This prospectus contains “forward-looking statements” within the meaning of the securities laws. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements other than statements of historical facts included or incorporated by reference in this prospectus regarding our strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. These forward-looking statements, such as our plans to increase the number of purchase loans, the relative importance of the loans we originate and sell and growth in the number of applications received, statements regarding development of our business, future operating results, anticipated capital expenditures, the expectations as to the use of the capital resource and the availability of additional financing, are only estimates or predictions and cannot be relied upon. No assurance can be given that future results will be achieved; actual events or results may differ materially as a result of risks facing us or actual results differing from the assumption underlying such statements. Such risks and assumptions include, but are not limited to, our ability to access additional debt or equity financing in the future, secure replacement lines of credit for mortgage and auto loans, respond to increasing competition, secure additional loan purchasers, manage growth of our operations, as well as regulatory, legislative, and judicial developments that could cause actual results to vary materially from the future results indicated, expressed or implied in such forward-looking statements. When used in this prospectus, the words “will,” “believe,” “anticipate,” “plan,” “intend,” “estimate,” “expect,” “project,” or the negative thereof or other variations thereon, and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we cannot assure you that these plans, intentions or expectations will be achieved. All written and oral forward-looking statements made in connection with this prospectus which are attributable to E-LOAN or persons acting on its behalf are expressly qualified in their entirety by the “Risk Factors” and other cautionary statements included herein. All forward-looking statements speak only as of the date of this prospectus. We are not undertaking any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

OUR BUSINESS

        We are an online provider of loans directly to consumers, offering borrowers a variety of purchase an refinance mortgage loans, auto loans, home equity loans and home equity lines of credit to suit their financial needs. We also offer access to credit cards, unsecured personal loans and educational loans supplied by third-party providers as a service to our customers by including a hyperlink on our website which links to the website of a provider of these services. We originate loans through our website and by telephone, fund the loans using warehouse and other lines of credit, and then promptly sell the closed loans in the secondary capital markets. Our website provides borrowers access to a wide range of consumer debt information and interactive tools. Borrowers can determine which loans best suit their particular situation, easily compare loan products, apply online and track their applications from origination to close.

        Our business model seeks to transform the traditional loan process by focusing on all three parts of the loan transaction: point of sale, transaction fulfillment, and sale of the loan to the capital markets. At the point of sale, we have reengineered the lending process to lower the cost to consumers, improve their control over the process, and expand the number of loan options compared with what consumers typically find in the offline world. We provide a clear means to compare and contrast loan products by making their true costs as transparent as possible. With strong capital market relationships, we underwrite and fund most of our loans as compared to a broker who serves as an intermediary. For the year ended December 31, 2002, we originated less than 1% of our mortgage loans as a broker, rather than self-funding the loans. Control over loan fulfillment allows us to streamline processes and help eliminate inefficiencies, saving borrowers time and money. Finally, when selling loans we sell to the highest bidder in the capital markets. This allows us to offer borrowers rates from a broad range of loan purchasers in the capital markets. The ability to innovate in all three parts of the loan transaction allows us to take full advantage of the enormous opportunities in online consumer lending.

        We were incorporated in California in August 1996, and we reincorporated in Delaware in March 1999. We maintain our executive offices at 6230 Stoneridge Mall Road, Pleasanton, California 94588, and our telephone number is (925) 241-2400.

RISK FACTORS

        Any investment in our common stock involves a high degree of risk. You should consider carefully the following factors that may affect our business, future operating results and financial condition, as well as other information included in this prospectus, before you decide whether to invest in our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected. As a result, the market price of our common stock could decline, and you may lose all or part of your investment in our common stock.

   While we achieved our first profitable year during fiscal 2002, we have a history of losses, and we may not be able tomaintain profitability.

        While we achieved our first profitable year during 2002, we have an accumulated deficit of $183.8 million, as of September 30, 2003. Because we expect that our operating costs will increase to accommodate expected growth in loan applications, we will need to generate significant revenues to maintain profitability. We may not sustain or increase profitability on a quarterly or annual basis in the future. If revenues grow more slowly than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, our business, results of operations and financial condition will be adversely affected.

   We have a limited operating history and consequently face significant risks and challenges in building our business.

        We were incorporated in August 1996, initiated our online mortgage operations in June 1997 and acquired our online auto operations in September 1999. We cannot assure you that we will be able to operate successfully if a downturn in the mortgage or auto business occurs. As a result of our limited operating history, our recent growth and our reporting responsibilities as a public company, we may need to expand operational, financial and administrative systems and control procedures to enable us to further train and manage our employees and coordinate the efforts of our underwriting, accounting, finance, marketing, and operations departments.

   Our quarterly financial results are vulnerable to significant fluctuations and seasonality, which could adversely affect ourstock price.

        Our revenues and operating results may vary significantly from quarter to quarter due to a number of factors. Certain months or quarters have historically experienced a greater volume of purchase money mortgage and auto loan applications and funded loans. As a result, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. It is possible that in some future periods our operating results may be below the expectations of public market analysts and investors. In this event, the price of our common stock may fall.

   Interest rate fluctuations could significantly reduce customers’ incentive to refinance existing mortgage loans.

        A significant percentage of our mortgage customers use our services to refinance existing mortgages and they are motivated to do so primarily when interest rates fall below the rates of their existing mortgages. In an environment of rising or high interest rates relative to the interest rates on existing loans, consumers’ incentive to refinance will be greatly reduced and the number of loans that we originate could significantly decline. As a result, our business and results of operations may be adversely affected.

      Our ability to engage in profitable secondary sales of loans may also be adversely affected by increases in interest rates.

        The mortgage loan purchase commitments we obtain are contingent upon our delivery of the relevant loans to the purchasers within specified periods. To the extent that we are unable to deliver the loans within the specified periods and interest rates increase during those periods, we may experience no gain or even a loss on the sale of these loans. In addition, any increase in interest rates will increase the cost of maintaining our warehouse and repurchase lines of credit on which we depend to fund the loans we originate. The interest direct margin earned on loans held-for-sale significantly benefited from the spread between long-term and short-term interest rates starting in 2001 and continuing through the second quarter of 2003. Based on historical trends, we would not expect the same level of benefit from interest rate spreads in a normal market. We have implemented a hedging program to manage the risk of loss due to fluctuations in interest rates, but our hedging efforts may not be successful, and no hedging strategy can completely eliminate interest rate risk. A sharp decrease in interest rates over a short period may cause customers who have interest rates on mortgage loans committed through us to either delay closing their loans or refinance with another lender. If this occurs in significant numbers, it may have an adverse effect on our business or quarterly results of operations.

      Our hedging strategy may not succeed in reducing our exposure to losses caused by fluctuations in interest rates.

        We attempt to manage our interest rate risk exposure on mortgage loan interest rate locks through hedging transactions using a combination of forward sales of mortgage-backed securities and forward whole-loan sales to fix the sales price of loans we expect to fund. An effective hedging strategy is complex, and we have limited experience administering a hedging program. A successful hedging program depends in part on our ability to properly estimate the number of loans that will actually close and is subject to fluctuations in the prices of mortgage-backed securities, which do not necessarily move in tandem with the prices of loans we originate and close. To the extent that we implement a hedging strategy but are unable to effectively match our purchases and sales of mortgage-backed securities with the sale of the closed loans we have originated, our gains on sales of mortgage loans will be reduced, or we will experience a net loss on those sales. In addition, in September 2003, we began managing our interest rate exposure related to our auto loan approvals by entering into amortizing swap contracts. Approved auto loan applicants are provided a guaranteed rate for up to a 45 day period. To the extent that we implement a hedging strategy but are unable to effectively match our coverage with anticipated loan volume, it is possible that we could experience a net loss on those loan approvals. Finally, if we are unable to obtain the necessary liquidity to execute our hedging programs through multiple hedge counterparties, our hedging strategy may not succeed. We currently have one counter-party for auto hedging and 15 counterparties for mortgage hedging.

      Uncertainty with respect to the time it takes to close mortgage loans can lead to unpredictable revenue and profitability.

        The time between the date an application for a mortgage loan is received from a customer and the date the loan closes can be lengthy and unpredictable. The loan application and approval process is often delayed due to factors over which we have little or no control, including the timing of the customer’s decision to commit to an available interest rate, the close of escrow date for purchase loans, the timeliness of appraisals and the adequacy of the customer’s own disclosure documentation. Purchase mortgage loans generally take longer to close than refinance loans as they are tied to the close of the property sale escrow date. This uncertain timetable can have a direct impact on our revenue and profitability for any given period. We may expend substantial funds and management resources supporting the loan completion process and never generate revenue from closed loans. Therefore, our results of operations for a particular period may be adversely affected if the mortgage loans applied for during that period do not close in a timely manner or at all.

      We have recently experienced significant growth in our business, and if we are unable to manage this growth, our businesswill be adversely affected.

        Over the past two years we have experienced significant growth, which has placed a strain on our resources and will continue to do so in the future. Our failure to manage this growth effectively could adversely affect our business. We may not be successful in managing or expanding our operations or maintaining adequate management, financial and operating systems and controls. Our headcount has grown substantially. At September 30, 2002 and 2003, we had 601 and 890 full-time employees, respectively.

      Our future success is dependent upon increased acceptance of the internet by consumers and lenders as a medium for lending.

        Our success will depend in large part on widespread consumer acceptance of obtaining mortgage and auto loans online. Increased consumer use of the Internet to provide for their lending needs is subject to uncertainty. The development of an online market for mortgage and auto loans has only recently begun, is rapidly evolving and likely will be characterized by an increasing number of market entrants. If consumer acceptance of the Internet as a source for mortgage, home equity and auto loans does not increase, our business, results of operations and financial condition will be adversely affected. A number of factors may inhibit Internet usage by consumers, including privacy and security concerns regarding their personal information. The adoption of online lending requires the acceptance of a new way of conducting business, exchanging information and applying for credit by consumers that have historically relied upon traditional lending methods. As a result, we cannot be sure that we will be able to compete effectively with traditional borrowing and lending methods.

      The termination of one or more of our mortgage funding sources would adversely affect our business.

        We depend on GMAC Bank, formerly GE Capital Mortgage Services, Inc. (“GMAC Bank”), Greenwich Capital Financial Products, Inc. (“Greenwich Capital”) and Residential Funding Corporation to finance our self- funded mortgage loan activities through the warehouse credit facilities they provide. If any of these warehouse credit facilities becomes unavailable, our business would be adversely affected. Under our agreements with each of these lenders, we make extensive representations, warranties and various operating and financial covenants. A material breach of these representations, warranties or covenants on any of our lines could result in the termination of our agreements and an obligation to repay all amounts outstanding at the time of termination. In the past, we have had to obtain waivers from our warehouse lenders as a result of our failure to comply with covenants regarding the issuance of capital stock, excess asset purchases and our failure to meet financial ratios. More recently, we obtained a waiver from one of our warehouse lenders due to a failure to meet a current ratio covenant for the months ended April 30 and May 31, 2003. Our agreement with Greenwich Capital expires on March 30, 2004, our agreement with GMAC Bank expires on November 30, 2003 and our agreement with Residential Funding Corporation expires on December 31, 2003. Upon expiration of these agreements management believes it will either renew its existing warehouse credit facilities or obtain sufficient additional credit facilities. However, we cannot assure you that these agreements will be renewed or extended past their current expiration dates, and additional sources of funding for our mortgage loans may not be available on favorable terms or at all.

      The termination of our auto line of credit would adversely affect our business.

        We have obtained a line of credit from Merrill Lynch Mortgage Capital Inc. to finance the funding of our auto loans, and this is our sole facility for auto loan fundings. If this credit facility becomes unavailable, our business could be adversely affected. Under our line of credit agreement, we make extensive representations, warranties and various operating and financial covenants. A material breach of these representations, warranties or covenants could result in the termination of the facility and an obligation to repay all amounts outstanding at the time of termination. In the past we have had to obtain waivers from our previous auto line of credit provider (Bank One, N.A.) as a result of our failure to comply with a covenant regarding a debt to tangible net worth ratio. Our line of credit with Merrill Lynch Mortgage Capital Inc. expires July 13, 2004. Upon expiration, management believes it will either renew its existing line or obtain sufficient additional lines. However, we cannot assure you that this agreement will be renewed or extended past its current expiration date, and additional sources of funding for our auto loans may not be available on favorable terms or at all.

      We are primarily dependent on two loan purchasers for all of our home equity business.v

        For the nine months ended September 30, 2003, the majority of our home equity loans were purchased by Wells Fargo Bank and the Provident Bank pursuant to Home Equity Loan/Line Purchase Agreements. If either loan purchaser is unable or unwilling to purchase our home equity loans, we may experience delays in our ability to accept or process home equity loan applications until we are able to secure new sources of loan purchasers. Sufficient additional sources of loan purchasers for our home equity loans may not be available on favorable terms or at all.

      We are dependent on one loan purchaser for all of our auto loan business.

        We currently sell all of our prime auto loans to E-Loan Auto Fund One, LLC, a qualified special purpose entity (QSPE). The QSPE is dependent on Merrill Lynch Bank USA to provide the necessary financing to continue purchasing loans from us. If Merrill Lynch Bank USA is unable or unwilling to provide continuing financing to the QSPE, additional forms of financing may not be available on favorable terms or at all.

      We depend on the timely and competent services of various companies involved in the mortgage process; if these companies fail to timely and competently deliver these services, our business and reputation will be directly and adversely affected.

        We rely on other companies to perform services related to the loan underwriting process, including appraisals, credit reporting and title searches. Any interruptions or delays in the provision of these services may cause delays in the processing and closing of loans for our customers. If we are unsuccessful in managing the timely delivery of these services we will likely experience increased customer dissatisfaction and our business and reputation could be adversely affected.

      The loss of our relationship with any of our significant providers of automated underwriting would have an adverse effect on our business.

        We depend on automated underwriting and other services offered by government sponsored and other mortgage investors, including Fannie Mae and Freddie Mac (“Agencies”), to help ensure that our mortgage services can be offered efficiently and on a timely basis. We currently have an agreement with the Agencies that authorizes our use of their automated underwriting services and enables us to sell qualified first mortgages to these Agencies. We cannot assure you that we will remain in good standing with the Agencies or that the Agencies will not terminate our relationship. We expect to continue to process a significant portion of our conforming mortgage loans using the Agencies’ systems. Our agreement with the Agencies can be terminated by either party. The termination of our agreements with the Agencies would adversely affect our business by reducing our ability to streamline the mortgage origination process.

      Any outages, delays or other difficulties experienced by the internet service providers, online service providers or otherwebsite operators on which our users depend could adversely affect our business.

        Our website has in the past and may in the future experience slower response times or decreased traffic for a variety of reasons. In addition, our users depend on Internet service providers, online service providers and other website operators for access to our websites. Many Internet users have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems. Additionally, the Internet infrastructure may not be able to support continued growth in its use. Any of these problems could adversely affect our business.

      Our business will be adversely affected if we are unable to safeguard the security and privacy of our customers’ financial data.

        Internet usage could decline if any well-publicized compromise of security occurred. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by any breaches that occur. We also retain on our premises personal financial documents that we receive from prospective borrowers in connection with their loan applications. These documents are highly sensitive and if a third party were to misappropriate our customers’ personal information, customers could possibly bring legal claims against us. We cannot assure you that our privacy policy will be deemed sufficient by our prospective customers or compliant with any federal or state laws governing privacy, which may be adopted in the future.

USE OF PROCEEDS

        E-LOAN will not receive any proceeds from the sale of the shares by the selling security holders. All proceeds from the sale of the shares will go to the selling security holder who offers and sells its shares.

SELLING SECURITY HOLDERS

        The following is a description of the relationship between the selling security holders and E-LOAN, its affiliates, and the shares being registered pursuant to the registration statement of which this prospectus is a part. All of the shares registered for sale under this prospectus will be owned prior to the offer and sale of such shares by the selling security holders. All of the shares offered by the selling security holders were acquired in the transactions set forth below. We are registering the shares covered by this prospectus for the selling security holders. As used in this prospectus, “selling security holders” includes the pledgees, donees, transferees or others who may later hold the selling security holders’ interests.

        On August 31, 1998, Christian A. Larsen, our Chairman of the Board and Chief Executive Officer, entered into a Loan and Pledge Agreement with Sequoia Capital VIII, Sequoia International Technology Partners VIII, Sequoia Technology Partners VIII-Q, Sequoia 1997, CMS Partners (collectively, “Sequoia Capital”), Yahoo! Inc., Softbank Holdings, Inc., Softbank Technology Ventures IV L.P., Softbank Technology Advisors Fund L.P., Benchmark Capital Partners II, L.P., Technology Partners Fund VI, L.P., and Technology Partners Fund V, L.P. In connection with the Loan and Pledge Agreement, Mr. Larsen entered into Put Option and Call Option Agreements with Sequoia Capital and the other lenders. Under the terms of the Call Option Agreement between Mr. Larsen and Sequoia Capital, Sequoia Capital was entitled to exercise the call option at any time prior to August 30, 2002 and purchase the 378,549 shares of common stock pledged by Mr. Larsen under the Loan and Pledge Agreement for a purchase price equal to the $1,168,830.80 principal owing under the Loan and Pledge Agreement plus interest compounded at 6% per annum. Under the terms of the Put Option Agreement, Mr. Larsen was entitled to require Sequoia Capital to purchase the 378,549 shares pledged by Mr. Larsen under the Loan and Pledge Agreement at any time between January 1, 2003 and November 30, 2003 for an aggregate purchase price equal to the $1,168,830.80 principal under the Loan and Pledge Agreement plus interest compounded at 7% per annum. On August 29, 2003, Mr. Larsen exercised the put option issued by Sequoia Capital and sold the 378,549 shares of E-LOAN’s common stock for the $1,638,758.24 put option purchase price. At the time of exercise of the put option, Sequoia Capital notified E-LOAN that they believed the shares acquired from Mr. Larsen were subject to a registration obligation of E-LOAN under a Registration Rights Agreement between E-LOAN and Sequoia Capital dated August 20, 1999, which E-LOAN believed had expired. In an effort to resolve the dispute and facilitate an orderly trading market for our common stock, we entered into a new Registration Rights Agreement with Sequoia Capital in which we agreed to register the shares acquired by Sequoia Capital from Mr. Larsen. Sequoia Capital has agreed to reimburse us for all expenses related to the registration. The Registration Rights Agreement with Sequoia Capital provides that we will indemnify Sequoia Capital against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

        The shares of common stock were issued to Mr. Larsen and resold to the selling security holders pursuant to an exemption from the registration requirements of the Securities Act. In connection with the above transactions we agreed to register the shares of common stock on the registration statement of which this prospectus is a part.

        The information provided in the table below with respect to a selling security holder has been obtained from that selling security holder. Because the selling security holders may sell all or some portion of the shares of common stock beneficially owned by them, we cannot estimate the number of shares of common stock that will be beneficially owned by the selling security holders after this offering. In addition, the selling security holders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information regarding the shares of common stock beneficially owned by them, all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933, as amended.

        The following table sets forth (i) the name of each selling security holder, (ii) the number of shares beneficially owned and the percentage ownership of the selling security holders prior to the offering, (iii) the aggregate number of shares offered by the selling security holders pursuant to this prospectus, and (iv) the number of shares beneficially owned by the selling security holders and the percentage ownership assuming the sale of all of the shares offered by the selling security holders pursuant to this prospectus. The information in the table below is current as of the date of this prospectus. The shares are being registered to permit public secondary trading of the shares, and the selling security holders may offer the shares for resale from time to time.

	Shares Beneficially Owned Prior to Offering			Shares Beneficially Owned After Offering
Name	Number	Percentage	Number of Shares Being Offered	Number	Percentage(1)
Sequoia Capital VIII	343,087	*	343,087	-0-	-0-%
Sequoia International Technology
Partners VIII	4,331	*	4,331	-0-	-0-%
Sequoia International Technology
Partners VIII-Q	22,727	*	22,727	-0-	-0-%
CMS Partners, LLC	7,571	*	7,571	-0-	-0-%
Sequoia 1997, LLC	833	*	833	-0-	-0-%

TOTAL	378,549	*	378,549	-0-	-0-%

*	Less than 1%.

(1)	Percentages are based upon the assumption that upon the completion of this offering the selling security holders have sold the common stock listed as "Number of Shares Being Offered" and are computed on the basis of 61,953,118 shares of common stock issued and outstanding as of October 31, 2003.

PLAN OF DISTRIBUTION

        The shares may be sold from time to time by the selling security holders or by pledgees, donees, transferees or other successors in interest. Such sales may be made in any one or more transactions (which may involve block transactions) on the Nasdaq National Market, or any exchange on which the common stock of E-LOAN may then be listed, in the over-the-counter market or otherwise in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling security holders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may sell the shares as agent or may purchase such shares as principal and resell them for their own account pursuant to this prospectus. Such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling security holders and/or purchasers of the shares, for whom they may act as agent (which compensation may be in excess of customary commissions).

        The aggregate proceeds to the selling security holders from the sale of the shares will be the purchase price of the common stock sold less the aggregate agents’ commissions if any, and other expenses of issuance and distribution incurred by E-LOAN and reimbursed by the selling security holders pursuant to a Registration Rights Agreement between the parties. The selling security holders and any dealers or agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent required, the specific shares of common stock to be sold, the name of the selling security holders, purchase price, public offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying prospectus supplement. The selling security holders have agreed to bear all expenses of registration of the common stock under the federal and state securities laws and of any offering and sale hereunder including certain expenses, such as commissions of dealers or agents, and fees attributable to the sale of the shares.

        This offering will terminate on the date on which all shares offered hereby have been sold by the selling security holders. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this prospectus. There can be no assurance that the selling security holders will sell any or all of the shares of E-LOAN common stock offered by them hereunder.

EXPERTS

        The financial statements of the Company incorporated in the prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

        The validity of the shares of common stock offered hereby has been passed upon for E-LOAN by Allen Matkins Leck Gamble & Mallory LLP, San Francisco, California.

        We have not authorized any dealer, sales person or other person to give any information or to make any representations other than those contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information. This prospectus is not an offer of these securities in any state where an offer is not permitted. The information in this prospectus is current as of November 21, 2003. You should not assume this prospectus is accurate as of any other date.

WHERE TO FIND ADDITIONAL INFORMATION ABOUT E-LOAN

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, referred to as the SEC. You may read and copy any document we file at the SEC’s public reference facilities in Room 1034, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC’s regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov or can be accessed through our website at www.eloan.com.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) until the offering of securities covered by this prospectus is completed. This prospectus is part of a Registration Statement we filed with the SEC (Registration No. 333-__________). This prospectus incorporates by reference the documents and reports listed below other than information furnished pursuant to Item 9 or Item 12 on Form 8-K:

        1.     Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed on March 31, 2003;

        2.     Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2003, filed on May 15, 2003, for the fiscal quarter ended June 30, 2003, filed on August 13, 2003, and for the fiscal quarter ended September 30, 2003, filed on November 14, 2003.

        3.     Our Current Reports on Form 8-K filed on April 4, 2003 and July 24, 2003; and

        4.     The description of our Common Stock contained in our registration statement filed on Form S-1 (Registration No. 333-74945) on March 24, 1999, as amended, which registration statement became effective on June 28, 1999.

        All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereunder have been sold, or which deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference (other than information furnished pursuant to Item 9 or Item 12 on Form 8-K, unless otherwise indicated therein) in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

        You may request a copy of these filings, at no cost, by written or oral request to the following address: Chief Financial Officer, E-LOAN, Inc., 6230 Stoneridge Mall Road, Pleasanton, California 94588; telephone number (925) 241-2400.

_________________

TABLE OF CONTENTS

Page
Prospectus Summary	1
Disclosure Regarding Forward looking information	2
Our Business	2
Risk Factors	3
Use of Proceeds	8
Selling Security Holders	8
Plan of Distribution	9
Experts	10
Legal Matters	10
Where to Find Additional Information About E-LOAN	10
Information Incorporated by Reference	11

378,549 SHARES

COMMON STOCK

_________________

PROSPECTUS

_________________

E-LOAN, INC.

November 21, 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are set forth in the following table. All expenses will be paid by the selling security holders. All amounts are estimates except the SEC registration fee.

Amount to be paid
SEC registration fee	$96.77
Printing expenses	$0.00
Legal fees and expenses	$20,000.00
Accounting fees and expenses	$5,000.00
Total	$25,096.77

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation – a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

        E-LOAN’s Restated Certificate of Incorporation and Bylaws provide that E-LOAN shall indemnify its directors, officers, employees and other agents to the fullest extent permitted by law. E-LOAN believes that indemnification under its Restated Certificate of Incorporation and Bylaws covers at least negligence and gross negligence on the part of indemnified parties. E-LOAN’s Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws permit indemnification.

        E-LOAN has entered into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in its Bylaws. These agreements, among other things, indemnify E-LOAN’s directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any person in any action or proceeding, including any action by or in the right of E-LOAN arising out of that person’s services as a director, officer, employee, agent or fiduciary of E-LOAN, any subsidiary of E-LOAN or any other company or enterprise to which the person provides services at the request of E-LOAN. E-LOAN believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

        E-LOAN’s directors and executive officers are insured, under insurance policies maintained by E-LOAN (subject to the limitations of the policies), against expenses incurred in the defense of actions, suits or proceedings and liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or executive officers.

        The Registration Rights Agreement entered into between the E-LOAN and the selling security holders provides that E-LOAN will indemnify the selling security holders against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

ITEM 16. EXHIBITS

Exhibit No.	Description

5.1	Opinion of Allen Matkins Leck Gamble & Mallory LLP.

10.1	Registration Rights Agreement between E-LOAN, Inc. Sequoia Capital VIII, Sequoia International Technology Partners VIII, Sequoia International Technology Partners VIII-Q, Sequoia 1997, and CMS Partners dated September 2, 2003.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page)

ITEM 17. UNDERTAKINGS

    (a)        The undersigned registrant hereby undertakes:

    1.        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i)        to include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii)        to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

    (iii)        to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement; provided, however, that the undertaking set forth in paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

    2.        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3.        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b)        The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, State of California, on November 21, 2003.

E-LOAN, INC., a Delaware corporation a Delaware corporation By: /s/ Christian A. Larsen —————————————— Christian A. Larsen Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Christian A. Larsen, Joseph J. Kennedy and Matthew Roberts his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Office	Date
/s/ Christian A. Larsen —————————————— Christian A. Larsen	Chief Executive Officer (Principal Executive Officer)and Director	November 21, 2003
/s/ Joseph J. Kennedy —————————————— Joseph J. Kennedy	President, Chief Operating Officer and Director	November 21 2003
/s/ Matthew Roberts —————————————— Matthew Roberts	Chief Financial Officer (Principal Financial and Accounting Officer)	November 21, 2003
/s/ Robert C. Kagle —————————————— Robert C. Kagle	Director	November 21, 2003
/s/ Mark Lefanowicz —————————————— Mark Lefanowicz	Director	November 21, 2003
/s/ Claus H. Lund —————————————— Claus H. Lund	Director	November 21, 2003
/s/ Wade Randlett —————————————— Wade Randlett	Director	November 21, 2003

E-LOAN INC.

INDEX TO EXHIBITS FILED WITH
FORM S-3 REGISTRATION STATEMENT

Sequential Exhibit No.	Description	Page No.

5.1	Opinion of Allen Matkins Leck Gamble & Mallory LLP.	5.1-1

10.1	Registration Rights Agreement between E-LOAN, Inc. and Sequoia Capital VIII, Sequoia
International Technology Partners VIII, Sequoia International Technology Partners VIII-Q,
Sequoia 1997, and CMS Partners dated September 2, 2003.	10.1-1

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.	23.1-1

23.2	Consent of Counsel (included in Exhibit 5.1)	5.1-1